EXHIBIT 5.1

June 19, 2013

Board of Directors
Ambassadors Group, Inc.
2001 South Flint Road
Spokane, WA 99224

We have acted as counsel for Ambassadors Group, Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering 2,265,835 shares of common stock of the Company (the “Shares”) to be issued by the Company pursuant to the Company’s 2013 Stock Incentive Plan (the “Plan”). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records and other instruments we deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the state of Delaware; and

2. The Shares have been duly authorized and, when issued pursuant to the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ STOEL RIVES LLP

STOEL RIVES LLP